Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 28, 2015, relating to the consolidated financial statements of Walgreens Boots Alliance, Inc. (successor to Walgreen Co.) and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended August 31, 2015 (which (1) express an unqualified opinion on the consolidated financial statements of the Company and includes an explanatory paragraph on a change in accounting method for its equity investment and equity earnings in Alliance Boots GmbH to eliminate the three month reporting lag and (2) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting).

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois

December 16, 2015